Consent of Independent Auditors




We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 8, 2001 with respect to the financial statements of American Partners Life Insurance Company and to the use of our report dated March 23, 2001 with respect to the financial statements of APL Variable Annuity Account 1 (comprised of subaccounts CSI, CCR, CMS, CIE, CMG, CAG, CGR, CVL, CII, CSG, CWG, and CVC), included in Post-Effective Amendment No. 7 to the Registration Statement (Form N-4, No. 33-57731) and related Prospectus for the registration of the Privileged Assets(TM) Select Annuity Contracts to be offered by American Partners Life Insurance Company.






/s/Ernst & Young LLP
   Ernst & Young LLP
Minneapolis, Minnesota
April 23, 2001